EXHIBIT 99.7

                       ASSIGNMENT AND ASSUMPTION AGREEMENT

               ASSIGNMENT AND ASSUMPTION AGREEMENT dated as of April 8, 2009 (this "AGREEMENT") between CITADEL EQUITY FUND LTD. (the "ASSIGNOR"), and BEST TONE HOLDINGS LIMITED (the "ASSIGNEE").

               WHEREAS, the Assignor owns 6.75% Senior Convertible Notes due 2012 (the "NOTES") issued by China Shen Zhou Mining & Resources, Inc. (the "COMPANY") in the principal amount of twenty eight million dollars ($28,000,000), on December 27, 2006 pursuant to the Note Purchase Agreement (the "NOTE PURCHASE AGREEMENT"), dated December 21, 2006, between the Company and the Assignor.

               WHEREAS, the Assignor and China Mining Resources Group Limited ("China Mining"), being the holding company of the Assignee, have entered into that certain amended and restated trade confirmation (the "TRADE CONFIRMATION"), dated April [8], 2009, pursuant to which Assignor has agreed to sell, transfer and deliver to China Mining all of Assignor's rights and interest in the Notes and all rights and interest of the Assignor under the Transaction Documents (as defined in the Note Purchase Agreement) with effect from the Settlement Date (as defined in the Trade Confirmation).

               NOW, THEREFORE, in consideration of the premises and mutual benefits representations, warranties, conditions, covenants and agreements contained herein, the parties hereto hereby agree as set forth below.

               1. ASSIGNMENT. Subject to the terms of the Trade Confirmation and effective as of the Settlement Date (as defined in the Trade Confirmation), the Assignor hereby sells, assigns, transfers, conveys, sets over, and delivers to the Assignee and the Assignee hereby purchases and assumes from the Assignor, all of the legal and beneficial right, title and interest of the Assignor under the Transaction Documents.

               2. FURTHER ASSURANCES. Each of the parties agrees to take or cause to be taken such further action, to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to obtain such consents, as may be necessary or as may be reasonably requested in order to effectuate fully the purposes, terms and conditions set forth in paragraph 1 hereof.

               3. ENTIRE AGREEMENT; CONFLICTS. This instrument, together with the Trade Confirmation and the other agreements, instruments, certificates and documents executed are delivered in connection therewith, embodies the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether or not written) relating to the subject matter hereof.

               4. AMENDMENT AND WAIVER. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Assignor and Assignee, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party or parties in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

               5. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York (without reference to its choice of law rules). Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any state or Federal court located in the Borough of Manhattan, The City of New York, New York over any suit, action or proceeding arising out of or relating to this agreement. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted or not prohibited by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.

EACH PARTY HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION BROUGHT HEREUNDER OR ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY.

               6. COUNTERPARTS. The Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

               7. NO THIRD PARTY BENEFICIARIES. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

               8. SEVERABILITY. If any provision or part of this Agreement shall be, or be found any authority or court of competent jurisdiction to be, invalid or unenforceable as for or against any party hereto for any reason, such invalidity or unenforceability shall not affect the other provisions, or parts of such provisions, of this Agreement, all of which shall remain in full force and effect.












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               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, as of the date first above written.

                                    ASSIGNOR


                                    CITADEL EQUITY FUND LTD.

                                    By: Citadel Advisors LLC, its Portfolio
                                    Manager

                                    By:
                                   ----------------------------------------
                                         Name:
                                         Title:




                                    ASSIGNEE

                                    BEST TONE HOLDINGS LIMITED



                                    By:
                                      ------------------------------------
                                      Name:
                                      Title:












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